Exhibit 99.1

IGT Announces Expected Fourth Quarter Charges

(Reno, Nev. -- Oct. 14, 2009) – International Game Technology (NYSE: IGT) announced today that in conjunction with an assessment of the company’s long term strategic goals, including increased focus on gaming content and efficient use of capital resources, it has completed a review of several of its strategic investments and partnerships. Based on this review, IGT expects to record the following charges to its fourth quarter results, which it will report on November 5, 2009.

As previously disclosed in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, IGT restructured its relationship with Walker Digital Gaming, Inc. under an August 2009 agreement.  Based on an evaluation of management’s intent and ability to use this intellectual property in existing and future products, IGT expects to record a non-cash charge of approximately $78 million, reflecting a reduction in the carrying value of this investment.

IGT also expects to record a non-cash charge of approximately $13 million related to its investment in Las Vegas Gaming International (LVGI). This decline in valuation reflects uncertainty of LVGI’s ability to continue operating as a going concern.

In addition to these charges, IGT will record additional tax provisions of approximately $15 million related to the establishment of a valuation allowance against foreign deferred tax assets which will not likely be realized.

These non-cash charges collectively total approximately $77 million, net of tax, or approximately $0.26 per diluted share for the fourth quarter. IGT does not expect these charges to impact the company’s continuing compliance with debt covenants and will discuss these items on its fourth quarter earnings conference call on November 5, 2009 at 2:00 p.m. PST.

News Release

IGT Announces Expected Fourth Quarter Charges

About IGT
International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Statements in this release which are not historical facts, including without limitation statements concerning expected fourth quarter charges and IGT’s continuing compliance with debt covenants, are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although IGT believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update forward-looking statements to reflect future events or circumstances.

Information on risks and factors that could affect IGT's business and financial results are included in their public filings made with the Securities and Exchange Commission.

Contact:	Patrick Cavanaugh, Executive Vice President and Chief Financial Officer or Craig Billings, Vice President Corporate Finance/Investor Relations, both of IGT, +1-866-296-4232

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